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     EXHIBIT 99



Investor Contacts:                             Media Contacts:
Diane Basile                                   Dan Kaferle
Digital Equipment Corporation                  Digital Equipment Corporation
978-493-7182                                   978-493-2195

Gordon Casey                                   Chuck Mulloy
Intel Corporation                              Intel Corporation
408-765-1679                                   408-765-3484


                   DIGITAL AND INTEL COMPLETE SALE OF DIGITAL
                     SEMICONDUCTOR MANUFACTURING OPERATIONS


SANTA CLARA, Calif./MAYNARD, Mass., May 18, 1998 - Digital Equipment Corporation today announced that the sale of its semiconductor manufacturing operations to Intel Corporation has been completed.

     The transaction, which closed over the past weekend, includes the transfer of the assets of Digital's semiconductor manufacturing operations in Hudson, Mass., along with design and marketing facilities in Austin, Texas, and Jerusalem, Israel, to Intel for about $625 million after taking into account closing adjustments. Approximately 1,800 Digital employees became Intel employees at the closing.

     Intel will serve as a foundry for multiple generations of Digital's 64-bit Alpha microprocessors while Digital retains the Alpha technology and Alpha-related semiconductor design teams to develop future generations of the microprocessor.

     In addition, the companies will file documents dismissing previously filed lawsuits in Massachusetts, California and Oregon.

     As part of the settlement, Digital and Intel also have entered into a cross-license of patents. In addition, Digital is working with Intel to port its Digital UNIX operating system to run systems using Intel's future 64-bit microprocessors. Digital also will work with Intel and Microsoft to establish a common programming environment for 64-bit Windows NT applications for Alpha and IA 64 platforms.


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     Digital Equipment Corporation, recognized for product and service excellence, is a leading supplier of high-performance, Web-based computing solutions which help enterprises compete in the global marketplace. Digital gives its customers a winning Internet advantage through a comprehensive portfolio of Internet solutions based on award-winning systems, advanced networking infrastructure, innovative software and industry applications - including those from its business partners. The expertise and experience of Digital employees help customers plan, design, implement, manage and support Internet solutions in countries throughout the world. For the latest company information, visit Digital on the World Wide Web at http://www.digital.com and/or http://www.newsdesk.com

     Intel, the world's largest chipmaker, is also a leading manufacturer of personal computer, networking and communications products. Additional information about Intel is available at WWW.INTEL.COM/PRESSROOM.